                                                                     EXHIBIT 4.1


                                EXTREME NETWORKS

                          SECOND AMENDED AND RESTATED
                                RIGHTS AGREEMENT
                                ----------------


  THIS RIGHTS AGREEMENT is entered into as of January 12, 1997, by and among Extreme Networks, a California corporation (the "Company"), the holders of Series A Preferred Stock of the Company (the "Series A Holders"), the holders of the Series B Preferred Stock of the Company (the "Series B Holders"), and the undersigned purchasers of Series C Preferred Stock of the Company (the "Series C Purchasers," and together with the Series A Holders and Series B Holders, the "Preferred Holders") and the undersigned holders of Common Stock of the Company (the "Common Holders").


                                 RECITALS:
                                 --------

  A. The Company, the Common Holders, the Series A Holders, and the Series B Holders are parties to that certain Amended and Restated Registration Rights Agreement made and entered into as of May 7, 1997 (the "Restated Rights Agreement").

  B. The Series C Purchasers and the Company have entered into or concurrently herewith are entering into a Series C Preferred Stock Purchase Agreement (the "Series C Agreement"), pursuant to which the Series C Purchasers are purchasing from the Company shares of its Series C Preferred Stock.

  C. The obligations of the Company and the Series C Purchasers under the Series C Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Company and the Series C Purchasers and the approval of the amendment of the Restated Rights Agreement by the parties thereto in accordance with the provisions of such agreement.

  D. Pursuant to Sections 1.11, 3.9 and 4.1 of the Restated Rights Agreement, the Restated Rights Agreement may be amended as set forth herein with the written consent of the Company (as authorized by its Board of Directors), the Common Holders and a majority of the Series A Holders and Series B Holders, voting together as a single class.

                                 AGREEMENT:
                                 ---------

  NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, the parties agree that, effective as of the Closing (as defined in the Series C Agreement), the Restated Rights Agreement is hereby amended and restated to read in its entirety as follows:

  1.  Registration Rights.
      -------------------

      1.1   Definitions.  As used in this Agreement, the following terms
            -----------
shall have the following respective meanings:

            (a) The terms "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the declaration or ordering of the effectiveness of such registration statement.

            (b) The term "Registrable Securities" means (i) any and all shares of Common Stock of the Company issued or issuable upon conversion of the shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock issued and sold by the Company pursuant to the Series A Preferred Stock Purchase Agreement, dated May 28, 1996 (which shares of Series A Preferred Stock are referred to herein as the "Series A Shares") or the Series B Agreement, dated May 7, 1997 (which shares of Series B Preferred Stock are referred to herein as "Series B Shares"), or the Series C Agreement (which shares of Series C Preferred Stock are referred to herein as "Series C Shares"), respectively, and any and all Common Shares (as defined in Section 3.1(d) below); (ii) stock issued in lieu thereof in any reorganization which has not been sold to the public; or (iii) stock issued in respect of the stock referred to in (i) and
(ii) as a result of a stock split, stock dividend, recapitalization or the like, which has not been sold to the public.

            (c) The terms "Holder" or "Holders" means any person or persons to whom Registrable Securities were originally issued or qualifying transferees under subsection 1.10 hereof who hold Registrable Securities.

            (d) The term "Initiating Holders" means any Holder or Holders of 50% or greater of the aggregate of the Series A Shares, Series B Shares and Series C Shares then outstanding, voting as a single class.

            (e)  The term "SEC" means the Securities and Exchange Commission.

            (f) The term "Registration Expenses" shall mean all expenses incurred by the Company in complying with subsections 1.2, 1.3 and 1.4 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company.)

      1.2   Demand Registration.
            -------------------

            (a)  Request for Registration.  In case the Company shall receive
                 ------------------------
from Initiating Holders a written request that the Company effect any registration, qualification or compliance with respect to Registrable Securities with an anticipated aggregate offering price before deduction of standard underwriting discounts and commissions, in excess of $10,000,000, the Company will:

                 (i) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and


                 (ii) as soon as practicable, use its best efforts to effect all such registrations, qualifications and compliances (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualifications under the applicable blue sky or other state securities laws and appropriate compliance with exemptive regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Initiating Holder's or Initiating Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request given within thirty (30) days after receipt of such written notice from the Company; provided that the Company shall not be obligated to take any action to effect such registration, qualification or compliance pursuant to this subsection 1.2:

                      (A) at any time prior to six (6) months following the effective date of the registration statement under the Securities Act for the Company's initial registered underwritten public offering (the "IPO") of its securities to the general public (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction);

                      (B) in any particular jurisdiction in which the Company would be required to execute a general qualification or compliance unless the Company is already subject to service in such jurisdiction and except as required by the Securities Act; or

                      (C) after the Company has effected two (2) such registrations pursuant to this subsection 1.2(a) and such registrations have been declared or ordered effective.

  Subject to the foregoing clauses (A) through (C), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practical, but in any event within ninety (90) days, after receipt of the request or requests of the Initiating Holders; provided, however, that if the Company shall furnish to such holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be detrimental to the Company and its shareholders for such registration statement to be filed at the date filing would be required and it is therefore essential to defer the filing of such registration statement, the Company shall have an additional period of not more than sixty (60) days after the expiration of the initial sixty (60) day period within which to file such registration statement.

            (b)  Underwriting.  If the Initiating Holders intend to distribute
                 ------------
the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to subsection 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a)(i). In such event, the underwriter shall be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. The right of any Holder to registration pursuant to subsection 1.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters. Notwithstanding any other provision of this subsection 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, the Initiating Holders shall so advise all Holders, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders; provided, however, that the number of shares of Registrable Securities, other than the Common Shares, to be included in such underwriting shall not be reduced unless all other securities, including the Common Shares, are first entirely excluded from the underwriting. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. Any Registrable Securities which are excluded from the underwriting by reason of the underwriter's marketing limitation or withdrawn from such underwriting shall be withdrawn from such registration.

            (c)  Company Shares.  If the managing underwriter has not limited
                 --------------
the number of Registrable Securities to be underwritten, the Company may include securities for its own account or for the account of others in such registration if the managing underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

      1.3    Company Registration.
             --------------------

             (a)  Registration.  If at any time or from time to time, the
                  ------------
Company shall determine to register any of its securities, for its own account or the account of any of its shareholders, other than a registration on Form S-1 or S-8 relating solely to employee stock option or purchase plans, or a registration on Form S-4 relating solely to an SEC Rule 145 transaction, or a registration on any other form (other than Form S-1, S-2, S-3 or S-18, or their successor forms) or any successor to such forms, which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

                 (i) promptly give to each Holder written notice thereof and

                 (ii) include in such registration (and compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Holder or Holders, except as set forth in subsection 1.3(b) below.

            (b)  Underwriting.  If the registration of which the Company gives
                 ------------
notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to subsection 1.3(a)(i). In such event the right of any Holder to registration pursuant to subsection 1.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this subsection 1.3, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, and (i) if such registration is the IPO, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, or may exclude Registrable Securities entirely from such registration and underwriting, or (ii) if such registration is other than the IPO, the underwriter may limit the amount of securities to be included in the registration and underwriting by the Company's shareholders; provided however, the number of Registrable Securities to be included in such registration and underwriting under this subsection 1.3(b)(ii) shall not be reduced to less than thirty percent (30%) of the aggregate securities included in such registration without the prior consent of at least a majority of the Holders who have requested their shares to be included in such registration and underwriting. The Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated first, to the Company; second, among the Preferred Holders requesting registration in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by each of such Preferred Holders as of the date of the notice pursuant to subsection 1.3(a)(i) above; and third, among the other Holders on a pro rata basis. If any Holder disapproves of the terms of the any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

            (c)  Registration Rights of Officers, Directors and Employees.
                 --------------------------------------------------------
Upon any sale by the Company of its securities to the public in a firmly underwritten public offering, the officers, directors and employees of the Company shall be entitled to include any of their securities of the Company in any registration by the Company under this subsection 1.3 provided that such inclusion shall not diminish the number of securities included by the Company or the number of Registrable Securities which may be included by the Holders as set forth in subsection 1.3(b) above in the event that the underwriters determine that marketing factors require a limitation on the number of shares included in the registration and underwriting.

      1.4   Form S-3.  In addition to the rights and obligations set forth
            --------
in subsection 1.2 above, if Initiating Holders request that the Company file a registration statement on Form S-3 (or any successor to Form S-3) for a public offering of shares of Registrable Securities, the reasonably anticipated aggregate price to the public of which (net of underwriting discounts and commissions) would exceed $1,000,000 and the Company is then a registrant entitled to use Form S-3 to register the shares for such an offering, the Company shall use its best efforts to cause such shares to be registered for the offering as soon as practicable on Form S-3 (or any successor form to Form S-3); provided, however the Company shall not be required to effect a registration pursuant to this subsection 1.4:

            (a) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

            (b) if the Company, within ten (10) days of the receipt of the request of the Initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the SEC within forty-five
(45) days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities);

            (c) during a period of one hundred eighty (180) days following the effective date of a registration statement;


            (d) if the Company has effected 1 registration pursuant to this subsection 1.4 within a twelve (12) month period from the date of such request; or

            (e) if the Company shall furnish to such Initiating Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company and its shareholders for such registration statement to be filed on or before the date filing would be required and it is therefore essential to defer the filing of such registration statement, in which case the Company shall have the right to defer such filing for a period of not more than ninety (90) days after the furnishing of such a certificate of deferral, provided that the Company may not defer such filing pursuant to this subsection 1.4 more than once in any twelve (12) month period.

  In the event such Initiating Holders propose to offer the shares of Registrable Securities pursuant to this subsection 1.4 by means of an underwriting, the proposed underwriter(s) shall be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company, provided, however, that in the event such underwriter(s) is (are) not reasonably acceptable to the Company, the Company shall be required to furnish to the Holders, within twenty (20) days of the receipt of the request for registration from Initiating Holders pursuant to this subsection 1.4, the names of at least 2 underwriters acceptable to the Company, who agree to act as underwriter for the proposed offering on terms no less favorable to the Holders than those terms proposed in writing by the underwriter(s) selected by the Initiating Holders. The Company shall give written notice to all Holders of the receipt of a request for registration pursuant to this subsection 1.4 and shall provide a reasonable opportunity for other Holders to participate in the registration, provided that if the registration is for an underwritten offering, the terms of subsection 1.2(b) shall apply to all participants in such offering.

      1.5   Expenses of Registration.  All Registration Expenses incurred
            ------------------------
in connection with any registration, qualification or compliance pursuant to this Section 1 shall be borne by the Company except as follows:

            (a) The Company shall not be required to pay for expenses of any registration proceeding begun pursuant to subsection 1.2, the request for which has been subsequently withdrawn by the Initiating Holders, in which latter such case, such expenses shall be borne pro rata by the Holders requesting such withdrawal.

            (b) The Company shall not be required to pay fees or disbursements of legal counsel of a Holder unless all the Holders specify one special counsel.

            (c) The Company shall not be required to pay underwriters' fees, discounts or commissions relating to Registrable Securities.

      1.6   Registration Procedures.  In the case of each registration,
            -----------------------
qualification or compliance effected by the Company pursuant to this Rights Agreement, the Company will keep each Holder participating therein advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. Except as otherwise provided in subsection 1.5, at its expense the Company will:

            (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.

            (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

            (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

            (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

            (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

            (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

      1.7   Indemnification.
            ---------------

            (a) The Company will indemnify each Holder of Registrable Securities and each of its officers, directors and partners, and each person controlling such Holder, with respect to which such registration, qualification or compliance has been effected pursuant to this Rights Agreement, and each underwriter, if any, and each person who controls any underwriter of the Registrable Securities held by or issuable to such Holder, against all claims, losses, expenses, damages and liabilities (or actions in respect thereto) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, or any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act of 1934, as amended, ("Exchange Act") or any state securities law applicable to the Company or any rule or regulation promulgated under the Securities Act, the Exchange Act or any such state law and relating to action or inaction required of the Company in connection with any such registration, qualification of compliance, and will reimburse each such Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, within a reasonable amount of time after incurred for any reasonable legal and any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.7(a) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); and provided further, that the Company will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by an instrument duly executed by such Holder or underwriter specifically for use therein.

            (b) Each Holder will, if Registrable Securities held by or issuable to such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company within the meaning of the Securities Act, and each other such Holder, each of its officers, directors and partners and each person controlling such Holder, against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, partners, persons or underwriters for any reasonable legal or any other expenses incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by the Holder in an instrument duly executed by such Holder specifically for use therein; provided, however, that the indemnity agreement contained in this subsection 1.7(b) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holder, (which consent shall not be unreasonably withheld); and provided further, that the total amount for which any Holder shall be liable under this subsection 1.7(b) shall not in any event exceed the aggregate proceeds received by such Holder from the sale of Registrable Securities held by such Holder in such registration.

            (c)  Each party entitled to indemnification under this subsection
1.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense; and provided further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder, unless such failure resulted in prejudice to the Indemnifying Party; and provided further, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

            (d) If the indemnification provided for in this Section 1.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the proceeds from the offering by such Holder.

            (e)  The obligations of the Company and Holders under this Section
1.7 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

      1.8   Information by Holder.  Any Holder or Holders of Registrable
            ---------------------
Securities included in any registration shall promptly furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to herein.

      1.9   Rule 144 Reporting.  With a view to making available to Holders
            ------------------
the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees at all times to:

            (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, after ninety (90) days after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

            (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements) ; and

            (c) so long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as the Holder may reasonably request in complying with any rule or regulation of the SEC allowing the Holder to sell any such securities without registration.

      1.10  Transfer of Registration Rights.  Holders' rights to cause the
            -------------------------------
Company to register their securities and keep information available, granted to them by the Company under subsections 1.2, 1.3, 1.4 and 1.9, may be assigned to a transferee or assignee of at least 75,000 shares (as adjusted for stock splits, stock dividends, recapitalization and like events) of a Holder's Registrable Securities not sold to the public, provided, that the Company is given written notice by such Holder at the time of or within a reasonable time after said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being assigned. The Company may prohibit the transfer of any Holders' rights under this subsection 1.10 to any proposed transferee or assignee who the Company reasonably believes is a competitor of the Company. Notwithstanding anything else in this subsection 1.10, any Holder may transfer rights to a transferee of fewer than 75,000 shares (as adjusted for stock splits, stock dividends, recapitalizations and like events) of a Holder's Registrable Securities if such transferee is a partner or a retired partner of such Holder.

      1.11  Limitations on Subsequent Registration Rights.  From and after
            ---------------------------------------------
the date hereof, the Company shall not, without the prior written consent (which consent will not be unreasonably withheld) of not less than a majority of the Registrable Securities held by all of the Preferred Holders then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to demand any registration or include such securities in any registration filed under subsections 1.2, 1.3 or 1.4 hereof if such inclusion would adversely affect the rights of any Holder (or any qualifying transferee under subsection 1.10) under such subsections.

      1.12  "Market Stand-Off" Agreement.  Each Holder hereby agrees that,
            ----------------------------
during the period of duration (not to exceed one hundred eighty (180) days) specified by the Company and an underwriter of common stock or other securities of the Company following the effective date of a registration statement of the Company filed under the Securities Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except common stock included in such registration; provided, however, that:

            (a) such agreement shall be applicable only to the first such registration statement of the Company which covers common stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

            (b) such agreement shall not be required unless all officers and directors and employees of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) or purchasing common stock of the Company enter into similar agreements.

  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares of securities of every other person subject to the foregoing restriction) until the end of such period.

      1.13  Termination of Registration Rights.  The obligations of the Company
            ----------------------------------
pursuant to this Section 1 ("Registration Rights") shall terminate with respect to any Holder on the earlier of (i) ten (10) years after the IPO (as defined in subsection 1.2 above), or (ii) the date on which the Holder can sell any Registrable Securities under Rule 144K or sell all of his/her remaining Registrable Securities under Rule 144 during any three (3) month period.

  2.  Affirmative Covenants of the Company.  The Company hereby covenants and
      ------------------------------------
agrees as follows:

      2.1   Annual Financial Information.  The Company shall deliver to each
            ----------------------------
Preferred Holder, so long as such Preferred Holder (each a "Qualified Preferred Holder") holds at least 750,000 Series A Shares, Series B Shares, Series C Shares or shares of Common Stock issued or issuable upon conversion of such Series A Shares, Series B Shares or Series C Shares (as adjusted for stock dividends, stock splits, recapitalizations and the like) ("Qualifying Shares") within ninety (90) days after the end of each fiscal year of the Company, income, shareholders' equity and cash flow statements of the Company for such year, and a balance sheet of the Company as of the end of such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited by independent public accountants of national standing selected by the Company's Board of Directors.

      2.2   Quarterly Financial Information.  The Company shall deliver to each
            -------------------------------
Qualified Preferred Holder within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited balance sheets of the Company as of the end of each such quarter, and consolidated statements of income and cash flows of the Company for each such quarter, all prepared in accordance with GAAP.

      2.3   Monthly Financial Information.  The Company shall deliver to each
            -----------------------------
Qualified Preferred Holder within twenty (20) days after the monthly accounting period of the Company an unaudited monthly report including a balance sheet, income statement, cash flow analysis, and comparison to previous year's and projected results.

      2.4   Budgets; Additional Information.  The Company will provide each
            -------------------------------
Qualified Preferred Holder with the Company's annual (and, as applicable, quarterly) budget as approved by the Company's Board of Directors and within thirty (30) days after the end of each fiscal quarter, a report on financial and operational highlights for such quarter.

      2.5   Termination of Information Covenants and Confidentiality of
            -----------------------------------------------------------
Information. The covenants of the Company set forth in subsections 2.1, 2.2
-----------
and 2.3 shall terminate as to all Qualified Preferred Holders and be of no further force or effect (i) upon the consummation by the Company of the IPO (as defined in subsection 1.2 above), or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange, whichever event shall first occur. Notwithstanding this Section 2, the Company reserves the right to withhold from 3Com Corporation ("3Com") any information provided to Qualified Preferred Holders pursuant to this Section 2 which the Company deems to be confidential; provided, however, that the Company's annual and monthly income, shareholders' equity and cash flow statements and balance sheets shall not be withheld from 3Com, except to the extent that notes thereto contain confidential information, in which case each such note may be withheld from 3Com. Each Qualified Preferred Holder agrees that it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information which such Qualified Preferred Holder may obtain from the Company, and which the Company has prominently marked "confidential", "proprietary" or "secret" or has otherwise identified as being such, pursuant to financial statements, reports and other materials submitted by the Company as required hereunder, unless such information is or becomes known to the Qualified Preferred Holder from a source other than the Company without violation of any rights of the Company, or is or becomes publicly known, or unless the Company gives its written consent to the Qualified Preferred Holder's release of such information, except that no such written consent shall be required (and the Qualified Preferred Holder shall be free to release such information to such recipient) if such information is to be provided to a Qualified Preferred Holder's counsel or accountant (and the provision of such information is directly necessary in order for such recipient to provide services to Qualified Preferred Holder), or to an officer, director or partner of a Qualified Preferred Holder, provided that the Qualified Preferred Holder shall inform the recipient of the confidential nature of such information, and such recipient agrees in writing in advance of disclosure to treat the information as confidential.

      2.6   Assignment of Rights of Information.  The rights granted pursuant to
            -----------------------------------
subsections 2.1, 2.2, 2.3 and 2.4 may be assigned by each Qualified Preferred Holder upon sale or transfer by such Qualified Preferred Holder of at least that number and type of shares that would constitute Qualifying Shares. Notwithstanding anything else in this subsection 2.6, rights may not be assigned to a transferee which the Company reasonably believes is a competitor or intends to become a competitor of the Company and provided further that any transferee shall agree to become subject to the obligations of the transferring party hereunder.

      2.7   Right of First Refusal on New Issuances.
            ---------------------------------------

            (a) If, at any time prior to the termination of this right of first refusal pursuant to subsection 2.6(f), the Company should desire to issue in a transaction not registered under the Securities Act in reliance upon a claimed exemption thereunder, any Equity Securities (as hereinafter defined), it shall give each Series B Holder that holds at least 375,000 Series B Shares or shares of Common Stock issued or issuable upon conversion of such Series B Shares (as adjusted for stock dividends, stock splits recapitalizations and the like), each Series C Holder that holds at least 375,000 Series C Shares or shares of Common Stock issued or issuable upon conversion of such Series C Shares (as adjusted for stock dividends, stock splits recapitalizations and the like), and each Series A Holder (each a "Qualified Participant") the first right to purchase such Qualified Participant's pro rata share (or any part thereof) of all such privately offered Equity Securities on the same terms as the Company is willing to sell such Equity Securities to any other person. Each Qualified Participant's pro rata share of the Equity Securities shall be equal to that percentage of the outstanding Common Stock of the Company held by such Qualified Participant on the date hereof. For purposes of this subsection 2.7, the outstanding Common Stock of the Company shall include (i) outstanding shares of Common Stock, and
(ii) shares of Common Stock issued or issuable upon conversion of any then outstanding Preferred Stock of the Company.

            (b) Prior to any sale or issuance by the Company of any Equity Securities, the Company shall notify each Qualified Participant in writing of its intention to sell and issue such securities, setting forth the terms under which it proposes to make such sale. Within thirty (30) days after receipt of such notice, each Qualified Participant shall notify the Company whether such Qualified Participant desires to exercise the option to purchase such Qualified Participant's pro rata share (or any part thereof) of the Equity Securities so offered. If a Qualified Participant elects to purchase such Qualified Participant's pro rata share, then such Qualified Participant shall have a right of over-allotment such that if any other Qualified Participant fails to purchase such Qualified Participant's pro rata share of the Equity Securities, such Qualified Participant(s) who have elected to purchase their pro rata shares may purchase, on a pro rata basis, that portion of the Equity Securities which such other Qualified Participants elected not to purchase.

            (c) After termination of the thirty (30) day period specified in subsection 2.7(b) above, the Company may, during a period of sixty (60) days following the end of such thirty (30) day period, sell and issue such Equity Securities as to which the Qualified Participants do not indicate a desire to purchase to another person as well as those additional shares of Equity Securities it originally intended to issue to other persons, upon the same terms and conditions as those set forth in the notice to the Qualified Participants. In the event the Company has not sold the Equity Securities, or has not entered into an agreement to sell the Equity Securities, within said sixty (60) day period, the Company shall not thereafter issue or sell any Equity Securities without first offering such securities to the Qualified Participants in the manner provided above.

            (d) If a Qualified Participant gives the Company notice that such Qualified Participant desires to purchase any of the Equity Securities offered by the Company, payment for the Equity Securities shall be by check, or wire transfer, against delivery of the Equity Securities at the executive offices of the Company within ten (10) days after giving the Company such notice, or, if later, the closing date for the sale of such Equity Securities. The

Company shall take all such action as may be required by any regulatory authority in connection with the exercise by a Qualified Participant of the right to purchase Equity Securities as set forth in this subsection 2.7.

            (e) The right of first refusal contained in this Section 2 shall not apply to the issuance by the Company of Equity Securities (i) of up to 1,285,691 shares of Common Stock reserved for issuance to employees, consultants, directors or officers of the Company pursuant to stock grant, stock purchase and/or stock option plans or any other stock incentive program, agreement or arrangement approved by the Board of Directors, (ii) of up to 7,514,309 shares of Common Stock reserved for the exercise of outstanding options to purchase Common Stock issued pursuant to stock option plans, (iii) as part of an acquisition by the Company of all or substantially all of the assets or shares of another company or entity whether through a merger, exchange, reorganization or the like, (vi) pursuant to equipment financing or leasing arrangements or in connection with strategic partnering transactions approved by the Company's Board of Directors, (v) issued upon conversion of the Series A Shares, Series B Shares or Series C Shares (vi) issued in connection with any stock split, stock dividend, recapitalization or similar event or (vii) issued in connection with the IPO (as defined in subsection 1.2 above).

            (f) The right of first refusal contained in this subsection 2.7 shall terminate upon the closing of the IPO (as defined in subsection 1.2 above).

            (g) The term "Equity Securities" shall mean (i) Common Stock, rights, options or warrants to purchase Common Stock; (ii) any security other than Common Stock having voting rights in the election of the Board of Directors, not contingent upon a failure to pay dividends; (iii) any security convertible into or exchangeable for any of the foregoing except that Equity Securities shall not include the Series A Shares, Series B Shares or Series C Shares issued as of the date hereof; and (iv) any agreement or commitment to issue any of the foregoing.

            (h) A Qualified Participant's right to purchase any Equity Securities pursuant to this subsection 2.7 may be assigned by a Qualified Participant to an affiliate of a Qualified Participant. For the purposes of this subsection 2.7, an "affiliate" shall mean any partner or shareholder of a Qualified Participant or any person or entity that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with a Qualified Participant.

      2.8   3Com's and Compaq's Right to Notification.  In the event that,
            -----------------------------------------
after the date hereof, the Board of Directors determines to offer a majority controlling interest in the Company and/or its subsidiaries, if any, taken as a whole ("Controlling Interest") for sale, or the Board of Directors receives a serious indication of interest from a third party to purchase a Controlling Interest, the Company agrees that it shall immediately notify each of 3Com and Compaq of such intention or indication of interest; provided, however, that the Company shall not be obligated to disclose to 3Com or Compaq the identity of any third party which indicates its interest or the terms thereof.

  3.  Agreements Between Preferred Holders and Common Holders.
      -------------------------------------------------------

      3.1   Right of First Refusal on Sales by Common Holders.  Before any
            -------------------------------------------------
Common Shares (as defined in Section 3.1(d) below) registered in the name of any Common Holder may be sold or transferred, such shares shall first be offered to the Company, which will have the right to purchase all or any part of such shares proposed to be transferred and subsequently to the Preferred Holders, who will have the right to purchase up to his/her pro rata portion of the Common Shares offered by the Common Holder and not purchased by the Company, if any, (each such right shall hereinafter be referred to as a "Right of First Refusal"):

            (a)  Transfer Notice.  The Common Holder or his or her legal
                 ---------------
representative shall first give written notice (the "Transfer Notice") of any proposed transfer to the Company and the Preferred Holders. The Transfer Notice shall name the proposed transferee, state the number of Common Shares to be transferred, the price per share and all other terms of the offer. The Transfer Notice shall be signed by the Common Holder or his or her representative and the prospective transferee and must constitute a binding agreement for the transfer of the Common Shares subject only to the Right of First Refusal.

            (b)  Bona Fide Determination.  Within 15 days of delivery of the
                 -----------------------
Transfer Notice, the Company's Board of Directors shall determine the bona fide nature of the proposed transfer and give the Common Holder written notice of its determination. If the proposed transfer is deemed to be bona fide, the remaining subsections of this section shall apply to the sale. If the proposed transfer is deemed not to be bona fide, the Common Holder will be responsible for providing additional information to the Board to show the bona fide nature of the proposed transfer and no Common Shares will be transferred on the books of the Company until the Board has approved the proposed transfer as bona fide.

            (c)  Failure to Exercise; Exercise.  The Company's and the
                 -----------------------------
Preferred Holders' Rights of First Refusal with respect to each other are as follows:

                 (i) If the Company elects not to exercise in full the Right of First Refusal within 15 days from the later of the date the Transfer Notice is delivered to the Company or the date the transfer is determined to be bona fide (if the Common Holder is required to provide additional information as provided in Section 3(b)), each Preferred Holder shall have the right to exercise his/her Right of First Refusal to purchase up to his/her pro rata portion of Common Shares offered by the Common Holder and not purchased by the Company, if any. For the purposes of this subsection 3.1, the "pro rata portion" which each Preferred Holder shall be entitled to purchase shall be an amount of Common Shares equal to a fraction of the total amount of Common Shares proposed to be sold to such third party. The numerator of such fraction shall be the number of Equity Securities (assuming the conversion of all such securities to Common Stock) owned by the respective Preferred Holder and the denominator shall be the total number of Equity Securities (assuming the conversion of all such securities to Common Stock) owned by all Preferred Holders electing to exercise such right of first refusal.

                 (ii) The Company shall have 15 days from the later of the date the Transfer Notice is delivered to the Company or the date the transfer is determined to be bona fide (if the Common Holder is required to provide additional information as provided in Section 3(b)), to deliver to the Common Holder and the Preferred Holders written notice indicating the number of Common Shares it intends to purchase, if any. If the Company fails to provide written notice during such period, its Right of First Refusal shall lapse as to such proposed transfer. If the Company elects not to exercise its Right of First Refusal in part or in full or such right lapses, each Preferred Holder shall have 10 days from the date of such election or lapse, as applicable, to deliver to the Company and the Common Holder written notice indicating the number of Common Shares he/she intends to purchase pursuant to his/her Right of First Refusal. If any Preferred Holder fails to provide written notice during such period, his/her Right of First Refusal shall lapse as to such proposed transfer.

                 (iii) If the Preferred Holders elect not to exercise in full or in part their Rights of First Refusal within 10 days from the earlier of the date the Company provides the Preferred Holders with written notice of its intent to exercise or not to exercise or the date on which the Company's Right of First Refusal lapses, the Common Holder may, at any time after 30 days from the later of the date of delivery of the Transfer Notice to the Company and the Preferred Holders or the date the transfer is determined to be bona fide (if the Common Holder is required to provide additional information as provided in
Section 3(b)), conclude a transfer of the Common Shares subject to the Transfer Notice which have not been purchased by the Company and/or Preferred Holders pursuant to the exercise of their Rights of First Refusal on the terms and conditions described in the Transfer Notice.

                 (vi) Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by the Common Holder, shall again be subject to the Rights of First Refusal and shall require compliance by the Common Holder with the procedure described in this Section 3.1.

                 (v) Within 15 days from the date on which the Company or any of the Preferred Holders elects to exercise its Rights of First Refusal, the applicable Company or Preferred Holder (s) and the Common Holder shall consummate the sale of Common Shares on the terms set forth in the Transfer Notice; provided, however, in the event the Transfer Notice provides for the payment for the Common Shares other than in cash, the Company and/or the Preferred Holders shall have the option of paying for the Common Shares by the discounted cash equivalent of the consideration described in the Transfer Notice as reasonably determined by the Company or the Preferred Holders in the event that the Company does not exercise its Right of First Refusal.

            (d)  Definition.  The term "Common Shares" shall mean all shares
                 ----------
of Common Stock of the Company owned or subsequently acquired by Common Holder and all shares of Common Stock issuable upon exercise or conversion of any exercisable or convertible securities held or subsequently acquired by Common Holder.

      3.2   Right of Co-Sale.
            ----------------

            (a)  The Right.  If at any time one or more of the Common Holders
                 ---------
propose to sell or otherwise transfer any Common Shares to parties (other than the Company or the Preferred Holders pursuant to their Rights of First Refusal described in Section 3.1 above) in a transaction (the "Transaction") not registered under the Securities Act then any Preferred Holder (a "Selling Preferred Holder " for purposes of this subsection 3.2) which notifies such Common Holder in writing within 15 days after receipt of the notification from such Common Holder referred to in subsection 3.2(b), shall have the opportunity to sell up to a pro rata portion of the Common Shares which the Common Holder proposes to sell to such third party in the Transaction. In such instance, the Common Holder shall assign so much of his interest in the proposed agreement of sale as the Selling Preferred Holder shall be entitled to and shall request hereunder, and the Selling Preferred Holder shall assume such part of the obligations of the Common Holder under such agreement as shall relate to the sale of the securities by the Selling Preferred Holder. For the purposes of this subsection 3.2, the "pro rata portion" which the Selling Preferred Holder shall be entitled to sell shall be an amount of Common Shares equal to a fraction of the total amount of Common Shares proposed to be sold to such third party. The numerator of such fraction shall be the number of Equity Securities (assuming the conversion of all such securities to Common Stock) owned by a Selling Preferred Holder and the denominator shall be the total number of Equity Securities (assuming the conversion of all such securities to Common Stock) owned by all participating Selling Preferred Holders and the Common Holder proposing to sell shares in the Transaction. Each Selling Preferred Holder shall notify the Common Holder whether it elects to sell an amount equal to or less than its pro rata share of the Common Shares so offered. Each Selling Preferred Holder shall be entitled to apportion Common Shares to be sold among its partners and affiliates (as defined in subsection 2.6(h) above), provided that such Selling Preferred Holder notifies the Common Holder of such allocation, and provided that such allocation does not threaten the Company's reliance on any exemption from the registration provisions of the Securities Act or the applicable qualifications provisions.

            (b)  Failure to Notify.  If within 15 days after the Common Holder
                 -----------------
gives his aforesaid notice to the Preferred Holders, the Preferred Holders do not notify the Common Holder that they desire to sell all of their pro rata portions of the Common Shares described in such notice for the price and on the terms and conditions set forth therein, then the Common Holder may sell during the period set forth in subsection 3.2(c) such Common Shares as to which the Preferred Holders do not elect to sell. Any such sale shall be made only to persons identified in the Common Holder's notice and at the same price and upon the same terms and conditions as those set forth in the notice. In the event the Common Holder has not sold the Common Shares or entered into an agreement to sell the Common Shares within the period set forth in Section 3.2(c), the Common Holder shall not thereafter sell any Common Shares without first notifying the Preferred Holders in the manner provided above.

            (c)  Notice.  Prior to any sale by a Common Holder of any Common
                 ------
Shares, the Common Holder shall notify each Preferred Holder, in writing, of his intention to sell and issue such securities (the "Offered Securities"), setting forth in reasonable detail the general terms under which he proposed to make such sale including the number of Common Shares to be sold or transferred, the nature of the sale or transfer, the consideration to be paid and the identity of the Preferred Holder. Within 15 days after receipt of such notice, any Preferred Holder which desires to exercise its rights under this subsection 3.2 shall notify the Common Holder that it desires to sell its pro rata share of the Offered Securities. Each Preferred Holder shall be entitled to apportion Offered Securities to be sold among its partners and affiliates (as defined in subsection 2.6(h) above), provided that such Preferred Holder notifies the Common Holder of such allocation.

      3.3   Limitations to Rights of First Refusal and Rights of Co-Sale.
            ------------------------------------------------------------
Without regard and not subject to the provisions of subsection 3.1 and 3.2;

            (a) A Common Holder may sell or otherwise assign, without consideration, Common Shares to any or all of his ancestors, descendants, spouse, or members of his immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of his ancestors, descendants, spouse, or members of his immediate family without compliance with this Section 3, provided that each such transferee or assignee, prior to the completion of the sale, transfer, or assignment, shall have executed documents assuming the obligations of such Common Holder under this Agreement with respect to the transferred securities;

            (b) A Common Holder may sell, transfer or pledge up to five percent (5%), in the aggregate, of the Common Stock of the Company held by such Common Holder as of the date hereof without compliance with this Section 3.

            (c) A Common Holder may sell the Common Stock of the Company held by such Common Holder in connection with the IPO without compliance with this
Section 3.

      3.4   Condition to Transfer.  All transferees of Common Shares or any
            ---------------------
interest therein other than the Company shall be required as a condition of such transfer to agree in writing (in a form satisfactory to the Company) that they will receive and hold such shares of Common Shares or interests subject to the provisions of the Founder Stock Purchase Agreement, including the "Market Stand-Off" Agreement.

      3.5   Legends.  All instruments evidencing Common Shares held by the
            -------
Common Holders shall be legended, describing the obligations of the Common Holders under this Section 3.

      3.6   Adjustments. For purposes of this Section 3, the stock of the
            -----------
Company shall be arithmetically adjusted for stock dividends, stock splits, recapitalizations and the like.

      3.7   Termination.  The obligations of the Common Holders under this
            -----------
Section 3 shall terminate and be of no further force and effect upon the closing of the registration statement relating to the IPO (as defined in subsection 1.2 above).

      3.8   Assignment.  Upon written notice to the Common Holders, the rights
            ----------
granted pursuant to this Section 3 may be assigned by a Preferred Holder or its transferees upon a sale or transfer (other than a sale thereof to the public) of Preferred Shares and/or Common Shares held by such Preferred Holder or transferee; provided that any transferee of a Preferred Holder shall agree to become subject to the obligations of the Preferred Holders hereunder.

      3.9   Amendment.  The rights and obligations of the Common Holders under
            ---------
this Section 3 may only be amended (either generally or in a particular instance) by a statement in writing signed by each Common Holder whose rights and obligations are to be amended.

      3.10  No Waiver.  The exercise or non-exercise of the rights of a
            ---------
Preferred Holder hereunder to participate in one or more sales of Common Shares made by a Common Holder shall not adversely affect their rights to participate in subsequent sales of Common Shares subject to Section 3.

  4.  General.
      -------

      4.1   Waivers and Amendments.  Subject to subsection 3.9, with the
            ----------------------
written consent of the record or beneficial holders of at least a majority of the Registrable Securities other than the Common Shares, the obligations of the Company and the rights of the parties under this agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), and with the same consent the Company, when authorized by resolution of its Board of Directors, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement; provided, however, that no such modification, amendment or waiver shall reduce the aforesaid percentage of Registrable Securities without the consent of all of the Holders of the Registrable Securities and provided, further, however, that no such modification, amendment or waiver shall be binding as to a holder who did not consent thereto, unless such modification, amendment or waiver applies equally to all Registrable Securities. Upon the effectuation of each such waiver, consent, agreement of amendment or modification, the Company shall promptly give written notice thereof to the record holders of the Registrable Securities who have not previously consented thereto in writing. This Agreement or any provision hereof may be changed, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this subsection 4.1.

      4.2   Governing Law.  This Agreement shall be governed in all
            -------------
respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.

      4.3   Successors and Assigns.  Except as otherwise expressly provided
            ----------------------
herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

      4.4   Entire Agreement.  Except as set forth below, this Agreement
            ----------------
and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and this Agreement shall supersede and cancel all prior agreements between the parties hereto with regard to the subject matter hereof.

      4.5   Notices, etc.  All notices and other communications required or
            ------------
permitted hereunder shall be in writing and shall be delivered by overnight courier service of mailed by first class mail, postage prepaid, certified or registered mail, return receipt requested, addressed (a) if to any Preferred Holder, at such party's address as set forth in the Company's records, or at such other address as such party shall have furnished to the Company in writing, or (b) if to the Company, at 10460 Bandley Drive, Cupertino, California 95014, or at such other address as the Company shall have furnished to the Purchaser in writing.

      4.6   Severability.  In case any provision of this Agreement shall be
            ------------
invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement or any provision of the other Agreement s shall not in any way be affected or impaired thereby.

      4.7   Titles and Subtitles.  The titles of the sections and
            --------------------
subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

      4.8   Counterparts.  This Agreement may be executed in any number of
            ------------
counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the parties hereby have executed this Agreement on the date first above written.

                                "COMPANY"

                                EXTREME NETWORKS, a California
                                corporation



                                 /s/ Gordon Stitt
                                --------------------------------
                                Gordon Stitt, President




                                "COMMON HOLDERS"




                                 /s/ Gordon Stitt
                                ---------------------------------
                                Gordon Stitt




                                 /s/ Stephen Haddock
                                ----------------------------------
                                Stephen Haddock




                                 /s/ Herb Schneider
                                -----------------------------------
                                Herb Schneider

          SERIES A AND SERIES B PURCHASERS' COUNTERPART SIGNATURE PAGE
             EXTREME NETWORKS AMENDED AND RESTATED RIGHTS AGREEMENT



If the signatory is an individual, please
sign and print your name to the right.      -----------------------------------
                                            (Printed Name)

                                            -----------------------------------
                                            Signature(s)

                                            -----------------------------------


                                            Date:   ___________, 1998



If the signatory is an organization, please   Name of Organization:
print the legal name of the organization
and have an authorized person sign to the
right.                                      -----------------------------------



                                            By:
                                                -------------------------------


                                            Title:
                                                   ----------------------------

                                            Date:      ___________, 1998

                SERIES C PURCHASERS' COUNTERPART SIGNATURE PAGE
             EXTREME NETWORKS AMENDED AND RESTATED RIGHTS AGREEMENT

If the signatory is an individual, please
sign and print your name to the right.                  -----------------------------------
                                                        (Printed Name)

                                                        -----------------------------------
                                                        Signature(s)

                                                        -----------------------------------


                                                        Date:   ___________, 1998



If the signatory is an organization, please             Name of Organization:
print the legal name of the organization
and have an authorized person sign to the
right.                                                  -----------------------------------


                                                        By:
                                                        -----------------------------------


                                                        Title:
                                                               ----------------------------

                                                        Date:      ___________, 1998